Exhibit 99.1

WD-40 Company Reports Third Quarter 2018 Financial Results

~ Global net sales of maintenance products grew 11 percent compared to prior year fiscal period ~

~ Board of Directors approves new 75.0 million share buyback plan to replace expiring plan  ~

SAN DIEGO – July 10, 2018 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2018.

Financial Highlights and Summary

•

Total net sales for the third quarter were $107.0 million, an increase of 9 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $305.9 million, an increase of 8 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter and year-to-date.  On a constant currency basis, total net sales would have been $102.6 million for the third quarter and $295.8 million year to date.

•

Net income for the third quarter was $16.1 million, an increase of 12 percent compared to the prior year fiscal quarter. Year-to-date net income was $43.6 million, an increase of 13 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.15 in the third quarter, compared to $1.02 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $3.10 compared to $2.71 in the prior year fiscal period.

•

Gross margin was 54.8 percent in the third quarter compared to 55.3 percent in the prior year fiscal quarter.  Year-to-date gross margin was 55.1 percent compared to 56.3 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 9 percent in the third quarter to $30.1 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 6 percent to $91.7 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 2 percent in the third quarter to $5.5 million when compared to the prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses were up 4 percent to  $15.8 million compared to the prior year fiscal period.

"We had a solid quarter and are pleased that we achieved both sales and earnings results which reflect new record highs for the Company,” said Garry Ridge, WD-40 Company’s president and chief executive officer. "Our maintenance products delivered solid sales increases in the third quarter including 10 percent growth of WD-40 Multi-Use Product and 16 percent growth of WD-40 Specialist.  Though fluctuating foreign currency exchange rates favorably impacted our sales results in the current quarter, we still saw a currency adjusted sales growth rate of 5 percent period-over-period.

“Unfortunately we are continuing to see the impact of higher commodity prices which have begun to deteriorate our gross margins in all three of our operating segments.  To combat this margin pressure we have made some price increases to ensure our gross margin remains in-line with our 55/30/25 business model.

“Finally, we continue to return capital to our investors through regular dividends and share buybacks.  Over the last 2 years alone we have returned over $100 million in capital to our shareholders in this manner. In order to continue returning capital to shareholders through share buybacks, last month our Board of Directors approved a  new $75.0 million share buyback plan to replace our expiring plan,” concluded Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2018	2017	Change	2018	2017	Change
Americas	$52,999	$49,046	8%	$144,129	$136,964	5%
EMEA	39,571	34,386	15%	114,231	100,848	13%
Asia-Pacific	14,455	14,746	(2)%	47,518	46,133	3%
Total	$107,025	$98,178	9%	$305,878	$283,945	8%

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 50 percent; for EMEA, 37 percent; and for Asia-Pacific, 13 percent.
•

Net sales in the Americas increased 8 percent in the third quarter primarily due to higher sales of maintenance products, which increased 12 percent compared to the prior year fiscal period. This sales increase was primarily driven by the timing of customer orders for WD-40® Multi-Use Product and higher sales of WD-40 EZ-REACH™ Flexible Straw product in the United States.  The increase in sales was also driven by higher sales of maintenance products in Canada and Latin American driven by successful promotional programs in the regions. In addition, sales in the Americas were higher year over year due to certain customers buying product in advance of a price increase, which went into effect in June 2018.

•

Net sales in EMEA increased 15 percent in the third quarter primarily due to higher sales of maintenance products which increased 16 percent compared to the prior year fiscal period. This sales increase was also driven by changes in foreign currency exchange rates which had a favorable impact on sales for EMEA from period to period. On a constant currency basis EMEA sales for the third quarter would have increased by $1.3 million or 4 percent compared to the prior year fiscal period due primarily to a higher level of promotional activities.

•

Net sales in Asia-Pacific decreased 2 percent in the third quarter primarily due to a 17 percent decrease in sales in the segment’s distributor markets as a result of the Company transitioning to new marketing distributors in certain regions as well as the timing of customer orders period over period.  This lower level of sales was partially offset by a 17 percent increase in sales in China and a 5 percent increase in sales in Australia.  The sales growth in China was primarily attributable to a successful promotional program in the region. The growth in Australia was primarily due to successful promotional activities and expanded distribution of the WD-40 Specialist product line. Changes in foreign currency exchange rates had a favorable impact on sales in Asia-Pacific from period to period.  On a constant currency basis Asia-Pacific sales for the third quarter would have decreased $0.7 million or 5 percent compared to the prior year fiscal period.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2018	2017	Change	2018	2017	Change
Maintenance products	$98,839	$88,926	11%	$279,188	$255,856	9%
Homecare and cleaning products	8,186	9,252	(12)%	26,690	28,089	(5)%
Total	$107,025	$98,178	9%	$305,878	$283,945	8%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 11 percent in the third quarter when compared to the prior year fiscal period.  This sales growth was primarily attributable to increased sales of WD-40 Multi-Use Product within the Americas and EMEA segments. This growth was also attributable to increased sales of WD-40 Specialist within the EMEA and Asia-Pacific segments.

•

Net sales of homecare and cleaning products decreased 12 percent in the third quarter when compared to the prior year fiscal period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s Board of Directors declared on Tuesday, June 19, 2018 a quarterly dividend of $0.54 per share payable on July 31, 2018 to stockholders of record at the close of business on July 20, 2018.

On June 21, 2016, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2016, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. During the period from September 1, 2016 through May 31, 2018, the Company has repurchased 435,579 shares at a total cost of $48.9 million under this $75.0 million plan.

On June 21, 2018 the Company’s Board of Directors approved a new share buy-back plan. Under the plan, which will become effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020.

The timing and the amount of any repurchases of common stock under either plan will be determined by management based on its evaluation of market conditions and other factors.

Updated Fiscal Year 2018 Guidance

The Company revised its revenue, net income and diluted earnings per share guidance for fiscal year 2018 to reflect recent changes in foreign currency exchange rates:

•	Net sales growth is projected to be between 6 and 8 percent with net sales expected to be between $403 million and $411 million.
•	Gross margin percentage for the full year is expected to be near 55 percent.
•	Advertising and promotion investments are projected to be near 6 percent of net sales.
•	Net income is projected to be between $56.3 million and $57.0 million.
•	Diluted earnings per share is expected to be between $4.05 and $4.10 based on an estimated 13.9 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and commodity prices will remain close to current levels for the remainder of fiscal year 2018.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $381 million in fiscal year 2017 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for certain products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; the impact of the “Tax Cuts and Jobs Act”; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2018 which the Company expects to file with the SEC on July 10, 2018.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 10, 2018, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$123,338	$37,082
Short-term investments	234	80,166
Trade accounts receivable, less allowance for doubtful
accounts of $273 and $240 at May 31, 2018
and August 31, 2017, respectively	70,665	64,259
Inventories	37,639	35,340
Other current assets	4,940	8,007
Total current assets	236,816	224,854
Property and equipment, net	36,206	29,439
Goodwill	95,706	95,597
Other intangible assets, net	14,306	16,244
Deferred tax assets, net	489	495
Other assets	3,068	3,088
Total assets	$386,591	$369,717

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,105	$20,898
Accrued liabilities	19,866	18,997
Accrued payroll and related expenses	11,044	14,222
Short-term borrowings	85,342	20,000
Income taxes payable	1,105	1,306
Total current liabilities	135,462	75,423
Long-term borrowings	82,800	134,000
Deferred tax liabilities, net	11,736	18,949
Other long-term liabilities and income taxes payable	8,051	1,958
Total liabilities	238,049	230,330

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,729,708 and 19,688,238 shares issued at May 31, 2018 and
August 31, 2017, respectively; and 13,880,647 and 13,984,183 shares
outstanding at May 31, 2018 and August 31, 2017, respectively	20	20
Additional paid-in capital	152,953	150,692
Retained earnings	337,169	315,764
Accumulated other comprehensive loss	(24,802)	(28,075)
Common stock held in treasury, at cost ― 5,849,061 and 5,704,055
shares at May 31, 2018 and August 31, 2017, respectively	(316,798)	(299,014)
Total shareholders' equity	148,542	139,387
Total liabilities and shareholders' equity	$386,591	$369,717

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2018	2017	2018	2017

Net sales	$107,025	$98,178	$305,878	$283,945
Cost of products sold	48,367	43,891	137,265	124,156
Gross profit	58,658	54,287	168,613	159,789

Operating expenses:
Selling, general and administrative	30,082	27,558	91,736	86,391
Advertising and sales promotion	5,501	5,398	15,828	15,251
Amortization of definite-lived intangible assets	746	718	2,216	2,156
Total operating expenses	36,329	33,674	109,780	103,798

Income from operations	22,329	20,613	58,833	55,991

Other income (expense):
Interest income	107	112	371	392
Interest expense	(1,205)	(693)	(3,048)	(1,822)
Other income (expense), net	66	254	(87)	527
Income before income taxes	21,297	20,286	56,069	55,088
Provision for income taxes	5,167	5,842	12,491	16,526
Net income	$16,130	$14,444	$43,578	$38,562

Earnings per common share:
Basic	$1.15	$1.02	$3.10	$2.71
Diluted	$1.15	$1.02	$3.10	$2.71

Shares used in per share calculations:
Basic	13,905	14,056	13,949	14,115
Diluted	13,937	14,088	13,981	14,151
Dividends declared per common share	$0.54	$0.49	$1.57	$1.40

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2018	2017
Operating activities:
Net income	$43,578	$38,562
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,849	5,005
Net gains on sales and disposals of property and equipment	(154)	(109)
Deferred income taxes	(7,025)	(101)
Stock-based compensation	3,674	3,543
Unrealized foreign currency exchange (gains) losses, net	(200)	872
Provision for bad debts	48	(141)
Changes in assets and liabilities:
Trade accounts receivable	(6,285)	(1,915)
Inventories	(2,108)	(4,926)
Other assets	3,137	1,660
Accounts payable and accrued liabilities	(1,630)	(125)
Accrued payroll and related expenses	(3,328)	(7,937)
Other long-term liabilities and income taxes payable	6,030	456
Net cash provided by operating activities	41,586	34,844

Investing activities:
Purchases of property and equipment	(10,678)	(15,410)
Proceeds from sales of property and equipment	345	403
Purchase of intangible assets	(175)	-
Purchases of short-term investments	(84,540)	(26,815)
Maturities of short-term investments	168,651	4,517
Net cash provided by (used in) investing activities	73,603	(37,305)

Financing activities:
Treasury stock purchases	(17,784)	(26,227)
Dividends paid	(22,045)	(19,896)
Proceeds from issuance of common stock	215	548
Proceeds from issuance of long-term senior notes	20,000	-
Repayments of long-term senior notes	(400)	-
Net (repayments) proceeds from revolving credit facility	(5,458)	32,000
Shares withheld to cover taxes upon conversions of equity awards	(1,817)	(1,692)
Net cash used in financing activities	(27,289)	(15,267)
Effect of exchange rate changes on cash and cash equivalents	(1,644)	(958)
Net increase (decrease) in cash and cash equivalents	86,256	(18,686)
Cash and cash equivalents at beginning of period	37,082	50,891
Cash and cash equivalents at end of period	$123,338	$32,205